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                                                                    Exhibit 99.1


                                                            Media Relations:
                                                            Ray Boyce
                                                            212/572-7172


                                                            Investor Relations:
                                                            Joseph M. Fitzgerald
                                                            212/572-7782



           SEAGRAM ADDRESSES NEAR TERM EARNINGS OUTLOOK AT INVESTOR
                            CONFERENCE IN NEW YORK
               _______________________________________________


MONTREAL, December 14, 1998 -- The Seagram Company Ltd. today updated the investment community on its strategic progress and near-term outlook at a Company-sponsored investor conference in New York. The conference was the first opportunity for Seagram to speak to security analysts and institutional investors about the new Universal Music Group, created on December 10, when Seagram completed its acquisition of PolyGram. At the meeting, Seagram also updated approximately 200 attendees on its Spirits and Wine Group and Universal's filmed entertainment and recreation businesses.

In commenting on Seagram's transformation over the past three years and the Company's growth prospects, Edgar Bronfman, Jr., Seagram's president and chief executive officer, said: "The transformation of Seagram has been accomplished. We are now an operating company with leading businesses in entertainment and spirits and wine. Our franchises are strong. Our growth prospects are real and immediate, led by our music business and recreation business. And, we will deliver on the promise of this transformation in each of the next few years."

At the meeting, the Company discussed the following financial results and forecasts:

o The Universal Music Group expects pro forma fiscal year ending June 30, 1999 earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $850 million. This compares to fiscal year ended June 30, 1998 pro forma music EBITDA of $708 million. Results during both years assume that Universal had owned PolyGram for the entire year.

o In fiscal year ending June 30, 2001, Universal Music expects to achieve an integration cost savings target of approximately $300 million, with approximately $200 million of this target achieved in fiscal year ending June 30, 2000.

o Seagram reiterated its statement made at the time of the acquisition that it expects to take a charge related to the integration of PolyGram of up to $700 million in the second quarter ending December 31, 1998.

o The Universal Studios Recreation Group currently expects to triple its fiscal year 1998 EBITDA of approximately $150 million by the end of fiscal year 2003. The opening of Islands of Adventure in Orlando, Florida in May 1999 and Universal Studios Japan in Osaka in the spring of 2001 will be the principal growth drivers.

o The Seagram Spirits and Wine Group's EBITDA is expected to increase modestly for the full fiscal year 1999, with strong year over year comparisons for the last three quarters of the year. For example, in the second quarter of 1999, the Group's EBITDA is expected to increase in percentage terms in the low to mid-teens.

o Additionally, The Seagram Company Ltd. has identified up to $1.0 billion in non-strategic assets that it expects to sell within the next two years.

o Overall, The Seagram Company Ltd. EBITDA in the second quarter ending December 31, 1998 is expected to be $670 million on a pro forma basis, adjusted to include PolyGram's music EBITDA for the full quarter. Actual reported EBITDA is expected to be approximately $325 million. Of these totals, the combined music EBITDA is expected to be $425 million on a pro forma basis and $80 million on an actual reported basis.

o The Seagram Company Ltd. reported earnings per share for the Quarter ending December 31, 1998 are expected to be approximately equal to the $0.02 per share reported in last year's quarter, excluding any charge related to the integration of PolyGram.

The statements in this release relating to matters that are not historical fact are forward looking statements that are not guarantees of future performance and involve risk and uncertainties, including but not limited to future global economic conditions, foreign exchange rates, the actions of competitors and other factors beyond the control of the Company.

The Seagram Company Ltd., headquartered in Montreal, operates in two global business segments; entertainment; and spirits and wine. The entertainment business segment produces and distributes motion picture, television and home video products, and recorded music; and operates theme parks and retail stores. The spirits and wine business segment is engaged principally in the production and marketing of distilled spirits, wines, coolers, beers and mixers throughout more than 190 countries and territories. The Company's corporate website is located at www.seagram.com.